UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  December 1, 2014

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-15491	57-0923789
(State or other	(Commission File Number)	(IRS Employer
jurisdiction)		Identification No.)

2835 KEMET Way, Simpsonville, SC		29681
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (864) 963-6300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CRS 230.425)
☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
On December 1, 2014, KEMET Corporation (the “Company”) entered into an Incentive Award, Severance and Non-Competition Agreement with William M. Lowe, Jr., its Executive Vice President and Chief Financial Officer (the “Lowe Agreement”). Pursuant to the Lowe Agreement, Mr. Lowe is granted 275,000 restricted stock units (“RSUs”) with a grant date of December 1, 2014 (the “Grant Date”). Upon vesting, the RSUs are settled as restricted shares of Company common stock, and cannot be sold until 90 days after Mr. Lowe’s termination of employment with the Company, except to the extent that his ownership of Company common stock exceeds his target under the Company’s ownership guidelines. 25,000 RSUs will vest on the first, second, and third anniversaries of the Grant Date, respectively, and the remaining 200,000 RSUs will vest on the fourth anniversary of the Grant Date. All outstanding unvested RSUs become fully vested in the event of Mr. Lowe’s death or Disability, his resignation for Good Reason, or termination by the Company for reasons other than Cause or within 24 months following a Change in Control.
In the event that Mr. Lowe’s employment is terminated by the Company without Cause, or Mr. Lowe resigns for Good Reason, Mr. Lowe is entitled to receive monthly Severance Payments for 24 months following the termination date. Such Severance Payments are equal to 1/12th of the sum of Mr. Lowe’s annual base salary and his target bonus under the Company’s Annual Incentive Plan, calculated as of the termination date. Severance Payments are subject to Mr. Lowe’s execution of a General Release. In the event that a termination of employment occurs within 24 months after a Change in Control, the terms of Mr. Lowe’s Change in Control Severance Compensation Agreement (the form of which has been filed by the Company as Exhibit 10.58 to the Company’s Annual Report on Form 10-K (File No. 1-15491) for the year ended March 31, 2012) supersede the terms of the Lowe Agreement.
Pursuant to the Lowe Agreement, Mr. Lowe is subject to certain non-competition and non-solicitation obligations for a period equal to (a) one year after the date of termination, in the event that Mr. Lowe resigns (except for Good Reason) or his employment is terminated by the Company for Cause, or (b) such time as the Company is obligated to make Severance Payments to Mr. Lowe, in the event that Mr. Lowe resigns for Good Reason or the Company terminates his employment (except for Cause). In the event of a breach by Mr. Lowe, the Company is entitled to specific performance and/or injunctive relief. In addition, all further Severance Payments cease and any Severance Payments previously made must be repaid by Mr. Lowe, all unvested RSUs granted pursuant to the Lowe Agreement are cancelled, restricted stock from vested RSUs are forfeited and gains realized from the sale of any restricted stock received from vested RSUs must be repaid to the Company.
Also on December 1, 2014, the Company entered into an Incentive Award and Non-Competition Agreement with Charles C. Meeks, Jr., its Executive Vice President, Solid Capacitor Business Group (the “Meeks Agreement”). Pursuant to the Meeks Agreement, Mr. Meeks is granted 160,000 restricted stock units (“RSUs”) with a grant date of December 1, 2014 (the “Grant Date”). Upon vesting, the RSUs are settled as restricted shares of Company common stock, and cannot be sold until 90 days after Mr. Meek’s termination of employment with the Company, except to the extent that his ownership of Company common stock exceeds his target under the Company’s ownership guidelines. 20,000 RSUs will vest on the first, second, and third anniversaries of the Grant Date, respectively, and the remaining 100,000 RSUs will vest on the fourth anniversary of the Grant Date. All outstanding unvested RSUs become fully vested in the event of Mr. Meek’s death or Disability, his resignation for Good Reason, or termination by the Company for reasons other than Cause or within 24 months following a Change in Control.
Pursuant to the Meeks Agreement, Mr. Meeks is subject to certain non-competition and non-solicitation obligations for a period of one year after the date of termination. In the event of a breach by Mr. Meeks, the Company is entitled to specific performance and/or injunctive relief. In addition, all unvested RSUs granted pursuant to the Meeks Agreement are cancelled, restricted stock from vested RSUs are forfeited and gains realized from the sale of any restricted stock received from vested RSUs must be repaid to the Company.
Certain capitalized terms used but not defined herein have the meanings given to them in the Lowe Agreement and the Meeks Agreement, respectively. The descriptions of the Lowe Agreement and the Meeks Agreement are qualified in their entirety by the text of the respective agreements, which are attached hereto as Exhibit 10.1 and 10.2, respectively, and are incorporated by reference.

Item 9.01     Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description of Exhibit
10.1 10.2
Incentive Award, Severance and Non-Competition Agreement, dated as of December 1, 2014, between KEMET Corporation and William M. Lowe, Jr.
Incentive Award and Non-Competition Agreement, dated as of December 1, 2014, between KEMET Corporation and Charles C. Meeks, Jr.

Signatures
Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 5, 2014	KEMET Corporation

/s/ R. James Assaf
R. James Assaf
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1 10.2
Incentive Award, Severance and Non-Competition Agreement, dated as of December 1, 2014, between KEMET Corporation and William M. Lowe, Jr.
Incentive Award and Non-Competition Agreement, dated as of December 1, 2014, between KEMET Corporation and Charles C. Meeks, Jr.

2